UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/31/2007

MD TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50435

DE	72-1491921
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

620 Florida Street, Suite 200, Baton Rouge, LA 70801
(Address of principal executive offices, including zip code)

225-343-7169
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 3.02.    Unregistered Sales of Equity Securities

We have sold 500 shares of our Series A Preferred Stock (no par value) ("Preferred Shares") at a price of $500.00 per share in a private offering. The sale was closed on January 25, 2007. The total offering price was $250,000. We sold the Preferred Shares to a certified Louisiana capital company in reliance on Rule 506. No underwriting discounts or commissions were paid.

The Preferred Shares obligate us to pay a 10 percent per annum cumulative dividend on the face amount of the Preferred Shares (payable quarterly). After one year, we have the right to call the Preferred Shares at a price such that the yield, computed as an internal rate of return, including dividends previously paid, equals 20 percent. Three years after the Original Issue Date, the holder shall have the right to put the Preferred Shares back to us at a price such that the yield, computed as an internal rate of return, including dividends previously paid, is 20 percent.

After one year, the Preferred Stock is convertible into shares of common stock at a ratio of 4,444 shares of common stock for each $10,000 in face value (equivalent to a conversion price of $2.25 per share), subject to adjustments set forth in the Preferred Stock Purchase Agreement.

We will use the proceeds from the sale for working capital.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MD TECHNOLOGIES INC.

Date: January 31, 2007	By:	/s/ William D. Eglin
William D. Eglin
CEO